                                                          Exhibit 10 (a)(xxviii)

Director and Named Executive Officer Compensation

DIRECTORS
---------

During calendar year 2005, each non-employee director will receive a $60,000 annual retainer fee. The Chair of each of the Audit and Management Development and Compensation Committees will receive a $15,000 retainer, and the Chair of each of the Corporate Governance and Public Issues Committees will receive a $10,000 retainer. Each non-employee director will receive a fee equal to $1,500 for each meeting day attended. In addition to cash compensation, each non-employee director will receive a grant of 2,500 restricted shares of Company Common Stock on the date of the Company's Annual Meeting of Shareholders. On January 14, 2004, the Board approved a guideline that each non-employee director should own 10,000 shares of Company stock; each director is asked to comply with this guideline by the fifth anniversary of his or her election to the Board.

NAMED EXECUTIVE OFFICERS
------------------------

  NAME AND PRINCIPAL                     ANNUAL                FY05
      POSITION                           SALARY               BONUS
----------------------                 ----------           ---------
W. R. Johnson                          1,050,000            1,900,000
Chairman, President and CEO

J. P. Berger                             525,000              224,625(1)
EVP - Global Foodservice

D. C. Moran
SVP-President Heinz Consumer             475,000              469,488
Products

J. Jimenez
EVP-Europe                               550,000              298,314


A. B. Winkleblack                        525,000              332,688
EVO and CFO

(1) In Fiscal year 2005, Mr. Berger also received a grant of $1,000,000 in restricted stock units in lieu of a portion of his cash bonus. This award vested on June 3, 2005, upon achieving specific predetermined financial objectives.

                                                    LONG-TERM INCENTIVE PROGRAM
                                                    PERFORMANCE UNIT AWARDS(1)
                               ---------------------------------------------------------------------
                                                PERFORMANCE      ESTIMATED FUTURE PAYOUTS AT END OF
                               NO. OF SHARES      OR OTHER           2-YEAR PERFORMANCE PERIOD
                                 UNITS, OR      PERIOD UNTIL   -------------------------------------
  NAME AND PRINCIPAL           OTHER RIGHTS      MATURATION    THRESHOLD       TARGET       MAXIMUM
      POSITION                     (#)           OR PAYOUT        ($)           ($)           ($)
----------------------          -----------    ------------    ---------       ------       -------
W. R. Johnson                        1             2 years        -0-        5,760,000    12,960,000
Chairman, President and CEO

J. P. Berger                         1             2 years        -0-          925,000     2,081,250
EVP - Global Foodservice

D. C. Moran                          1             2 years        -0-          750,000     1,687,500
SVP-President Heinz Consumer
Products

J. Jimenez                           1             2 years        -0-        1,150,000     2,587,500
EVP-Europe

A. B. Winkleblack                    1             2 years        -0-        1,075,000     2,418,750
EVO and CFO

(1) Performance Unit Awards Under Long-Term Incentive Program. In order to further link the compensation of executives with the interests of shareholders, in fiscal year 2005, the Company granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to achievement of performance goals, restrictions and conditions specified in advance by the Management Development and Compensation Committee (the "Committee"). These new performance awards are tied to Company financial measures and are expected to replace a large portion of stock options and restricted stock units beginning in Fiscal Year 2005. For the performance period from April 29, 2004 through May 3, 2006, the measures are established by the Committee based on the compound annual growth rate of net income ("NI") and sales growth amounts.

Awards are payable at the end of the 2-year performance period based upon the Company's achieving the NI and sales growth targets. Once the minimum NI goal is met, the amount of any award is dependent upon the level of sales growth of the Company for the performance period. If the Company meets or exceeds the peer group median in NI over the performance period and generates at least flat sales, the Committee may, in its discretion, authorize payment up to 50% of any target award to participants excluding the Chief Executive Officer. In addition, if the Company does not remain in or above the third quartile when comparing its performance to that of its peer group companies on a relative total shareholder return basis, the Committee will exercise its discretion to reduce payouts for named executive officers.

If earned, 50% of the payout on the performance award will be made in cash and 50% will be made in stock valued at the fair market value of Heinz common stock as of the date of the payout. However, if the executive has met applicable stock ownership guidelines, the performance award may be paid in cash. Mr. Johnson has met the applicable stock ownership guideline as published by the Committee. Nevertheless, the Committee determined on the grant date of the award that Mr. Johnson's performance award, if earned, will be paid half in cash and half in stock. For the executive officers named in the Summary Compensation Table, including Mr. Johnson, any stock received as partial payout on the performance award will be deferred until retirement or termination of employment or until the executive is no longer a named executive officer.